                                                                     Exhibit 4.4

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 13th day of December, 2004 (the "Effective Stock Purchase Date"), by and between ABBOTT LABORATORIES, an Illinois corporation, with its principal office at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("ABBOTT"), and ADVANCED LIFE SCIENCES HOLDINGS, INC., a Delaware corporation, with its principal office at 1440 Davey Road, Woodridge, Illinois 60517 ("ALS").

          WHEREAS, ALS and Abbott have, as of the date hereof, entered into an option agreement (the "OPTION AGREEMENT") and license agreement (the "LICENSE AGREEMENT") for the license by Abbott to ALS of certain Compounds (as such term is defined in the License Agreement) and a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT" and, together with the License Agreement, the "RELATED AGREEMENTS");

          WHEREAS, in addition to the cash consideration to be paid by ALS to Abbott, ALS has agreed to issue to Abbott certain shares of its equity securities; and

          WHEREAS, subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, ALS and Abbott have agreed to the issuance to Abbott of that number of shares of fully paid and non-assessable shares of ALS common stock, par value $.01 per share (the "SHARES") as shall be equal to ten percent (10%) of the ALS common shares outstanding on a fully-diluted basis on the Option Exercise Date as defined in the Option Agreement.

          NOW THEREFORE, the parties hereby agree as follows:

1.   ACQUISITION OF COMMON SHARES.

     1.1 ACQUISITION OF SHARES. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, at the Closing, ALS shall, in partial consideration of the license granted to ALS pursuant to the terms of the License Agreement, issue to Abbott and Abbott shall acquire the Shares from ALS.

     1.2 CLOSING. The closing of the transaction in which Abbott will acquire the Shares (the "CLOSING") shall be held at the offices of Abbott, on the date hereof, or at such other time and place upon which ALS and Abbott shall agree.

     1.3  DELIVERIES. At the Closing, ALS will:

         (a) Issue a certificate to Abbott registered in Abbott's name representing the Shares.

         (b) Deliver to Abbott an opinion from Winston and Strawn, LLP, counsel to ALS, dated as of the date of the closing and in substantially the form of EXHIBIT 1.3(b) attached hereto.

2. REPRESENTATIONS AND WARRANTIES OF ALS. Except as set forth in the schedule of exceptions attached hereto as EXHIBIT 2 (the "SCHEDULE OF EXCEPTIONS") specifically identifying the relevant subsection of this Agreement, ALS hereby represents, warrants and covenants to Abbott that:

     2.1  AUTHORITY.

         (a) ALS has full legal right power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) All corporate action on the part of ALS, its officers, directors, and stockholders necessary for the execution and delivery of, and the consummation of the transactions contemplated by this Agreement, and the performance of all obligations of ALS hereunder have been taken.

         (c) Assuming the due and proper execution and delivery by Abbott, upon execution and delivery by ALS, this Agreement constitutes the legal, valid and binding obligations of ALS, enforceable in accordance with its terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, (ii) the effect of rules of law governing the availability of equitable remedies and (iii) the enforceability of the indemnity obligations of SECTION 2.8 of the Registration Rights Agreement.

         (d) The making and performance of this Agreement by ALS and the consummation of the transactions contemplated by this Agreement will not violate any provision of the organizational documents of ALS or any of its subsidiaries and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of ALS pursuant to the terms or provisions of, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under or give rise to a right of termination, cancellation, or acceleration of any obligation to, or loss of benefits under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit, or other instrument to which ALS or any of its subsidiaries is a party or by which ALS or any of its subsidiaries or any of their respective properties may be bound or affected and in each case which have a material adverse affect on the condition (financial or otherwise), properties, business, prospects, or results of operations of ALS and its subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT") or restrict the power of ALS to perform its obligations as contemplated by this Agreement or, to ALS 's knowledge, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to ALS or any of its subsidiaries or any of their respective properties.

     2.2  ORGANIZATION, GOOD STANDING AND QUALIFICATION.

         (a) ALS and each of its subsidiaries, if any, has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with full power and authority (corporate and other) to own and lease its properties and conduct its businesses as presently conducted and as proposed to be conducted. ALS and each of its subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership or leasing of properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect; and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail such power and authority or qualification.

         (b) Except as set forth on Schedule of Exceptions, SECTION 2.2(b), ALS has no direct or indirect loans to any partnership, corporation, joint venture, business association, or other entity.

         (c) ALS has delivered to Abbott complete and correct copies of its Articles of Incorporation and Bylaws as amended to the date hereof, and will furnish to Abbott true and correct copies of any amendments thereto throughout the term of this Agreement.

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         (d)   Except as set forth on Schedule of Exceptions, SECTION 2.2(d),
               ALS has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any partnership, corporation, joint venture, association, or entity. With respect to any person, the term "subsidiary" means any corporation more than fifty percent (50%) of whose total equity interest is, directly or indirectly, owned by that person. The term "affiliate" when used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, control, or is controlled by, or is under common control with, such specified person.

     2.3  CAPITALIZATION.

         (a) The authorized capital stock of ALS consists of 4,000,000 shares of Common Stock $.01 par value per share and no shares of preferred stock.

         (b) As of the Effective Stock Purchase Date, there were 2,388,417 shares of Common Stock issued and outstanding. All such issued an outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and no issued and outstanding shares are subject to preemptive rights created by statute, the ALS certificate of incorporation or bylaws, or any agreement to which ALS is a party or by which ALS may be bound.

         (c) All outstanding shares of ALS's capital stock have been issued in compliance with applicable federal and state securities laws.

         (d)   ALS has reserved for issuance 180,000 shares of Common Stock:

             (i) in connection with the following options and convertible securities and pursuant to ALS 's 2004 Stock Incentive Plan, as amended and restated, of which, as of the Effective Stock Purchase Date, options to purchase 156,450 shares were outstanding and 23,550 shares remain available for issuance pursuant to options that may be granted under such plan;

         (e) Except as set forth on Schedule of Exceptions, SECTION 2.3(f) and the right of Abbott to acquire the Shares under this Agreement, there are no other options, warrants, conversion privileges, or other contractual rights presently outstanding or in existence to purchase or otherwise acquire any authorized but unissued shares of ALS's capital stock or other securities or the capital stock or other securities of any subsidiary of ALS.

     2.4 SECTION 203OF THE DELAWARE GENERAL CORPORATION LAW. The acquisition of the Shares pursuant to this Agreement has been approved by the Board of Directors of ALS prior to the date of this Agreement for the purposes of SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203") such that after the date of this Agreement, neither Abbott nor any of its Affiliates will be subject to the restrictions on business combination transactions set forth in Section 203 with respect to ALS on account of such acquisition.

     2.5 VALID ISSUANCE OF SHARES. The issuance of the Shares has been duly authorized and, when issued, delivered, and paid for in the manner set forth in this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable, and Abbott shall have good and marketable title to the Shares free of any liens or restrictions (unless created by Abbott), other than the restrictions expressly set forth in this Agreement or the Related Agreements or under applicable state and federal securities laws. No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance of the Shares by ALS pursuant to this Agreement.

     2.6 GOVERNMENTAL CONSENTS. Other than compliance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), no consent, approval order or authorization of, or registration, qualification, designation, declaration or filing with, any federal state or local governmental authority on the part of ALS is required in connection with the consummation of the transactions contemplated by this Agreement. Further, there is not in effect any order enjoining or restraining the transactions contemplated by this Agreement or the Related Agreements.

     2.7 OFFERING. Subject in part to the truth and accuracy of Abbott's representations set forth in SECTION 3 of this Agreement, the offer and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither ALS nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     2.8 LITIGATION. Other than as disclosed in Schedule of Exceptions, SECTION 2.8, there are no legal or governmental actions, suits or proceedings pending or, to the knowledge of ALS, threatened to which ALS or any of its subsidiaries is or may be a party or of which property owned or leased by ALS or any of its subsidiaries is or may be the subject, which actions, suits or proceedings might, individually or in the aggregate, prevent or adversely affect the transactions contemplated by this Agreement or result in a Material Adverse Effect. ALS is not a party or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body, administrative agency, or other governmental body. There are no material legal or governmental actions, suits, or proceedings pending or, to ALS's knowledge, threatened against any executive officers or directors of ALS.

     2.9 DISCLOSURE. ALS has provided Abbott with all the information that Abbott has requested for deciding whether to acquire the Shares. Neither this Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     2.10 CHANGES. Since December 31, 2003 except as otherwise disclosed on Schedule of Exceptions SECTION 2.10:

         (a) ALS has not incurred any material liabilities or obligations, indirect, direct or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business;

         (b) ALS has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident, or other calamity, whether or not covered by insurance;

         (c) ALS has not paid or declared any dividends or other distributions with respect to its capital stock and ALS is not in default in the payment of principal or interest on any outstanding debt obligations;

         (d) there has not been any change in the capital stock or, other than in the ordinary course of business, indebtedness material to ALS; and

         (e) there has not been any event, change or development resulting in or which may reasonably be expected to result in a Material Adverse Event.

     2.11 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of ALS dated December 31, 2003 andJune 30, 2004, respectively, fairly present in all material respects in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of ALS as of the dates thereof and ALS 's consolidated results of operations and cash flows for the periods then ended. Except as reflected or reserved against in the consolidated balance sheet of ALS, ALS has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since December 31, 2003and liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF ABBOTT. Abbott hereby represents, warrants, and covenants to ALS that:

     3.1 AUTHORIZATION. Abbott has full power and authority to execute and deliver, and to consummate the transactions contemplated by this Agreement. All corporate action on the part of Abbott necessary for
          (i) the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement, and (ii) as of the Closing, the performance of all obligations of Abbott under this Agreement, has been taken. Assuming the due and proper execution and delivery by ALS, this Agreement, upon execution and delivery by Abbott, constitutes a legal, valid and binding obligation of Abbott, enforceable in accordance with its terms, except as may be limited by
          (i) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

     3.2 ACQUISITION ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Abbott in reliance upon Abbott's representation to ALS, which by Abbott's execution of this Agreement Abbott hereby confirms, that the shares to be received by Abbott will be acquired for investment for Abbott's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Abbott has no present intention of selling, granting any participation in, or otherwise distributing the same.

     3.3 GOVERNMENTAL CONSENTS. Other than compliance with the Securities Act, the Securities Exchange Act, and such filings as may be required to be made with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Abbott is required in connection with the consummation of the transactions contemplated by this Agreement.

     3.4 NO CONSENT. No consent, approval, waiver or other action by any entity under any material contract, agreement, indenture, lease, instrument, or other document to which Abbott is a party or by which it is bound is required or necessary for the execution, delivery and performance of, or the consummation of the transactions contemplated by, this Agreement by Abbott.

     3.5 DISCLOSURE OF INFORMATION. Abbott believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. Abbott further represents that it has had an opportunity to ask questions and receive answers from ALS regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial condition of ALS. The foregoing, however, does not limit or modify the representations and warranties of ALS in SECTION 2 of this Agreement or the right of Abbott to rely on those representations and warranties.

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     3.6  INVESTMENT EXPERIENCE. Abbott is an investor in securities of companies in the development stage and acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares and can bear the economic risk of its investment therein. Abbott has not been organized for the purpose of acquiring the Shares.

     3.7 RESTRICTED SECURITIES. Abbott understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from ALS in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Abbott represents that it is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     3.8 LEGENDS. Each certificate or instrument representing Shares shall bear legends in substantially the following forms:

         (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND THUS MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND SUCH OTHER LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVILABLE.

     3.9 ACCREDITED INVESTOR. Abbott is an "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as now in effect.

4.4. MISCELLANEOUS.

     4.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of ALS and Abbott contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Abbott or ALS.

     4.2 ENTIRE AGREEMENT; CONTROLLING DOCUMENT. This Agreement and the Related Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence and understandings between the parties with respect to the subject matter hereof, whether oral or in writing.

     4.3 ASSIGNMENT: SUCCESSORS AND ASSIGNS. No provision of this Agreement may be assigned without the prior written consent of the other party hereto. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     4.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.5 DELAY AND WAIVER. No delay on the part of either party in exercising any right under this Agreement

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          shall operate as a waiver of such right. The waiver by either party of any other term or condition of this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

     4.6 ASSIGNMENT: SUCCESSORS AND ASSIGNS. No provision of this Agreement may be assigned without the prior written consent of the other party hereto. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implies, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     4.7 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Illinois without regard to conflict of law principles.

     4.8 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by personal delivery, facsimile, overnight courier or mailed by certified or registered mail, postage prepaid, return receipt requested, to the facsimile number or address as follows:

          If to ALS:                Advanced Life Sciences Holdings, Inc.
                                    1440 Davey Road
                                    Woodridge, Illinois  60517
                                    Attn: Michael T. Flavin, Ph.D., Chief Executive Officer

          With copy to:
                                    Winston & Strawn LLP
                                    35 West Wacker Drive
                                    Chicago, IL  60601
                                    Attn: Thomas P. Fitzgerald

          If to Abbott:             Abbott Laboratories
                                    100 Abbott Park Road
                                    Department 309; Building AP30
                                    Abbott Park, Illinois  60064-3537

          With a copy to:           Abbott Laboratories
                                    100 Abbott Park Road
                                    Department 364; Building AP6D
                                    Abbott Park, Illinois  60064-6032
                                    Attn: Senior Vice President, Secretary and General Counsel

          or to such other facsimile number or address provided to the parties to this Agreement in accordance with this SECTION 4.8. Such notices or other communications shall be deemed delivered upon receipt, in the case of overnight delivery, personal delivery or facsimile transmission (as evidenced by the confirmation thereof), or 2 days after deposit in the mails (as determined by reference to the postmark).

     4.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are to be considered in construing or interpreting this Agreement.

     4.10 EXPENSES. Irrespective of whether either of the closings is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

     4.11 ALTERNATIVE DISPUTE RESOLUTION. The parties shall attempt to resolve amicably disputes arising between them regarding the validity, construction, enforceability or performance of the terms of this Agreement and any differences or disputes in the interpretation of the rights, obligations, liabilities and/or remedies under this Agreement, that have been identified in a written notice from one party to the other, by good faith settlement discussions between an authorized senior executive of Abbott and the Chief Executive Officer of ALS . The parties agree that any dispute that arises in connection with the Agreement, that cannot be resolved amicably by such representatives within thirty (30) days after the receipt of such written notice, shall be resolved by binding Alternative Dispute Resolution in the manner described in EXHIBIT C to the License Agreement between Abbott and ALS of even date herewith.

     4.12 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of ALS and Abbott. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities acquired under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and ALS .

     4.13 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     4.14 FURTHER ASSURANCES. ALS and Abbott shall do an perform or cause to be performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated by the Agreement. Neither ALS nor Abbott shall voluntarily undertake any course of action inconsistent with the satisfaction of the requirements applicable to them as set forth in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable their obligations under this Agreement.

     4.15 NO THIRD PARTY RIGHTS. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to his Agreement.

     4.16 MUTUAL DRAFTING. This Agreement is the joint product of ALS and Abbott and each provision of the Agreement has been subject to consultation, negotiation and agreement of ALS and Abbott and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not apply.

     4.17 FINDER'S FEE.

         (a) Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Abbott agrees to indemnify and hold harmless ALS from any

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               liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Abbott or any of its officers, partners, employees or representatives is responsible.

         (b) ALS agrees to indemnify and hold harmless Abbott from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which ALS or any of its officers, employees or representatives is responsible.

                            [SIGNATURE PAGE FOLLOWS]

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                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ABBOTT LABORATORIES                                  ADVANCED LIFE SCIENCES
                                                     HOLDINGS, INC.

By:                                                  By:
      ------------------------------------                 ----------------------------------
Name: Jeffrey M. Leiden, M.D., Ph.D.                 Name: Michael T. Flavin, Ph.D.
Its:  President and Chief Operating Officer,         Its:  Chairman and Chief Executive
      Pharmaceutical Products Group                        Officer

                                 EXHIBIT 1.3(b)
                            OPINION OF COUNSEL TO ALS

                                    EXHIBIT 2
                             SCHEDULE OF EXCEPTIONS

1.   SECTION 2.2(b) - LOANS

             Name           Percentage Ownership     Amount of Loan
             ----           --------------------     --------------
             Leaders Bank           n/a              $ 3,000,000

2.   SECTION 2.2(d) - SUBSIDIARIES AND AFFILIATES

             Name                                    Percentage Ownership
             ----                                    --------------------
             Advanced Life Sciences, Inc             100%

3. SECTION 2.3(f) - OPTIONS, WARRANTS, CONVERSION PRIVILEGES OR OTHER CONTRACTUAL RIGHTS

             3,750 issued to Leaders Bank, 2001 York Road Ste 150, Oak Brook, IL 60523

4.   SECTION 2.8 - LITIGATION

5.   SECTION 2.10 - CHANGES

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